Exhibit 99.1

The Michaels Companies Announces Third Quarter Fiscal 2016 Financial Results and Increase of Share Repurchase Program

  Total net sales increased 5.0%; comparable store sales decreased 2.0%
  Operating income of $146.3 million compared to $155.9 million in fiscal 2015; adjusted operating income of $148.6 million
  Diluted EPS of $0.37 compared to $0.37 in fiscal 2015; adjusted diluted EPS of $0.40
  Management provides updated guidance for fiscal 2016 adjusted diluted EPS to be between $1.86 and $1.90 compared to $1.72 in fiscal 2015
  Board of Directors Increases Share Repurchase Authorization by $300 million

IRVING, Texas--(BUSINESS WIRE)--December 6, 2016--The Michaels Companies, Inc. (NASDAQ: MIK) today announced financial results for the third quarter ended October 29, 2016.

“In a tough environment, I am encouraged we continued to increase adjusted net income, gain market share, and invest to support our long-term strategy. We are disappointed our plans did not result in expected comp and earnings growth, and we have taken steps to position the fourth quarter for better performance,” said Chuck Rubin, Chairman and Chief Executive Officer. “We are the leader in the channel, and we have a strong financial model with consistent cash flows. Although the industry may be facing some temporary headwinds, we intend to leverage our leadership position to continue to expand our market share while continuing to return cash to shareholders.”

Third Quarter Highlights

  Net sales increased 5.0% to $1.227 billion, from $1.168 billion in the third quarter of fiscal 2015. The increase was primarily a result of the acquisition of Lamrite West in February 2016 and sales from 19 additional stores (net of closures). Comparable store sales decreased 2.0% driven by a decrease in customer transactions, which was partially offset by an increase in average ticket.
  Gross profit increased 0.2% to $466.6 million, from $465.6 million in the third quarter of fiscal 2015. As a percentage of net sales, gross profit was 38.0% compared to 39.8% in the third quarter of fiscal 2015. The decrease, as a percentage of net sales, was due to a higher mix of sales from merchandise sold on promotion, the timing of distribution-related costs, and the acquisition of Lamrite West, including the impact of Lamrite West’s wholesale business, which has a lower gross margin rate than the Michaels business. The decrease, as a percentage of sales, was partially offset by improved sourcing and pricing efficiencies.
  Selling, general and administrative expense, including store pre-opening costs, (“SG&A”) increased 3.4% to $320.3 million, or 26.1% of sales, from $309.7 million, or 26.5% of sales, in the third quarter of fiscal 2015. The increase in SG&A was primarily due to $17.3 million associated with the acquisition of Lamrite West, including $1.6 million of integration expenses; expenses associated with the operation of 19 additional stores (net of closures); and higher professional fees. The increase was partially offset by a decrease in incentive-based compensation and lower marketing expense.

  Operating income was $146.3 million, compared to $155.9 million in the third quarter of fiscal 2015. As a percent of net sales, operating income was 11.9% compared to 13.3% in the third quarter of fiscal 2015. Excluding net non-recurring, inventory-related purchase accounting adjustments and integration expenses associated with the acquisition of Lamrite West, adjusted operating income was $148.6 million, or 12.1% of net sales.
  Interest expense decreased $2.3 million to $31.5 million, from $33.8 million in the third quarter of fiscal 2015 due to a voluntary principal payment of $150.0 million on the term loan credit facility in the fourth quarter of fiscal 2015 and interest rate savings from the refinancing of the revolving credit facility. The Company recorded a loss on the early extinguishment of debt of $6.9 million during the third quarter of fiscal 2016 related to the refinancing of the term loan credit facility in September 2016.
  The effective tax rate was 29.0% for the third quarter of fiscal 2016, compared to 37.0% for the third quarter of fiscal 2015. The lower effective tax rate is primarily due to benefits realized from our direct sourcing initiatives, certain federal tax credits and a decrease in state taxes.
  Net income was $76.5 million, compared to $76.8 million in the third quarter of fiscal 2015. As a percent of net sales, net income was 6.2% compared to 6.6% in the third quarter of fiscal 2015. Excluding net non-recurring, inventory-related purchase accounting adjustments, integration expenses associated with the acquisition of Lamrite West, and losses on early extinguishments of debt and refinancing costs, adjusted net income for the third quarter of fiscal 2016 was $82.1 million, or 6.7% of net sales.
  Diluted earnings per common share was $0.37, flat with the third quarter of fiscal 2015. Excluding net non-recurring, inventory-related purchase accounting adjustments, integration expenses associated with the acquisition of Lamrite West, and losses on early extinguishments of debt and refinancing costs, adjusted diluted earnings per common share for the third quarter was $0.40.
  During the third quarter of fiscal 2016, the Company opened 14 new Michaels stores, compared with 10 new Michaels store openings in the third quarter of 2015. At the end of the third quarter, the Company operated 1,221 Michaels stores, 112 Aaron Brothers stores, and 35 Pat Catan’s stores.
  The Company ended the third quarter of fiscal 2016 with $150.0 million in cash and cash equivalents, $2.8 billion in debt and $792.7 million in availability under its asset-based revolving credit facility.
  Inventory at the end of the third quarter increased $117.0 million, or 9.2%, to $1.394 billion, compared to $1.277 billion at the end of the third quarter of fiscal 2015. The increase in inventory was due to $95.4 million in additional inventory from the acquisition of Lamrite West. Average Michaels inventory on a per store basis, inclusive of distribution centers, in transit and inventory for the Company’s e-commerce site, was flat compared to average inventory per store at the end of the third quarter of fiscal 2015.
  During the quarter, the Company purchased 1.2 million shares, or $29.5 million, under its share repurchase authorization, previously announced in March 2016.

Share Repurchase Authorization

In December 2016, the Board of Directors authorized the Company to purchase, from time to time, as market conditions warrant, $300 million of the Company’s common stock, which is in addition to its prior repurchase authorization. As of December 6, 2016, the total authorization for future repurchases was approximately $343.5 million. The share-repurchase program does not have an expiration date, and the timing and number of repurchase transactions under the program will depend on market conditions, corporate considerations, debt agreements, and regulatory requirements.

Fourth Quarter and Fiscal Year 2016 Outlook:

For the fourth quarter of fiscal 2016, the Company expects:

  Comparable store sales growth to be flat to down 1.5%;
  Adjusted operating income of $335 million to $348 million;
  Interest expense to be approximately $31 million;
  The effective tax rate to be approximately 36%; and
  Adjusted diluted earnings per common share of $0.94 to $0.98, based on diluted weighted average common shares of 204 million.

For fiscal 2016, the Company expects:

  Comparable store sales to be approximately flat;
  Total net sales growth, including revenues from Lamrite West, of 5.8% to 6.2%;
  Approximately 1.3% sales growth from 22 net new store openings, including 3 new Pat Catan’s stores;
  Lamrite West to generate $225 million to $250 million in revenues;
  Adjusted operating income to be in the range of $724 million to $737 million, excluding approximately $14 million to $15 million of integration costs and net non-recurring, inventory-related purchase accounting entries;
  Annual interest expense to be approximately $127 million;
  The effective tax rate to be approximately 35%;
  Adjusted diluted earnings per common share to be between $1.86 and $1.90, based on diluted weighted average common shares of approximately 207 million; and
  Capital expenditures of between $115 million and $125 million.

Conference Call Information

A conference call to discuss third quarter financial results is scheduled for today, December 6, 2016, at 8:00 am CST. Analysts and investors who would like to join the conference call are encouraged to pre-register for the conference call using the following link: http://dpregister.com/10096593. Callers who pre-register will be given a conference call passcode and a unique PIN to gain immediate access to the call and bypass the live operator. Participants may pre-register at any time, including up to and after the call start time. Investors without internet access or who are unable to pre-register can join the call by dialing (866) 777-2509 or (412)-317-5413.

The conference call will also be webcast at http://investors.michaels.com/. To listen to the live call, please go to the website at least 15 minutes before the call is scheduled to begin to register and download any necessary audio software. The webcast will be accessible for 30 days after the call. Additionally, a telephone replay will be available until December 13, 2016, by dialing (877) 344-7529 or (412) 317-0088, access code 10096593.

Non-GAAP Information

This press release includes non-GAAP measures including Adjusted EBITDA; operating income excluding integration costs and non-recurring, inventory-related purchase accounting entries related to the acquisition of Lamrite West (“Adjusted operating income”); net income excluding integration costs, non-recurring, inventory-related purchase accounting entries related to the acquisition of Lamrite West, and losses on early extinguishments of debt and refinancing costs (“Adjusted net income”); and earnings per share excluding integration costs, non-recurring, inventory-related purchase accounting entries related to the acquisition of Lamrite West, and losses on early extinguishments of debt and refinancing costs (“Adjusted earnings per share”). The Company has reconciled these non-GAAP financial measures with the most directly comparable GAAP financial measures in a table accompanying this release. The Company believes that these non-GAAP financial measures not only provide its management with comparable financial data for internal financial analysis but also provide meaningful supplemental information to investors. Specifically, these non-GAAP financial measures allow investors to better understand the performance of the Company’s business and facilitate a meaningful evaluation of its quarterly and fiscal 2016 diluted earnings per common share and actual results on a comparable basis with its quarterly and fiscal 2015 results.

In evaluating these non-GAAP financial measures, investors should be aware that in the future the Company may incur expenses or be involved in transactions that are the same as or similar to some of the adjustments in this presentation. The Company’s presentation of non-GAAP financial measures should not be construed to imply that its future results will be unaffected by any such adjustments. The Company has provided this information as a means to evaluate the results of its ongoing operations. Other companies in the Company’s industry may calculate these items differently than it does. Each of these measures is not a measure of performance under GAAP and should not be considered as a substitute for the most directly comparable financial measures prepared in accordance with GAAP. Non-GAAP financial measures have limitations as analytical tools, and investors should not consider them in isolation or as a substitute for analysis of the Company’s results as reported under GAAP.

Forward-Looking Statements

This news release includes forward-looking statements which reflect management’s current views and estimates regarding the Company’s industry, business strategy, goals and expectations concerning its market position, future operations, margins, profitability, capital expenditures, share repurchases, liquidity and capital resources, and other financial and operating information. The words “anticipate,” “assume,” “believe,” “continue,” “could,” “estimate,” “expect,” “forecast,” “future,” “guidance,” “imply,” “intend,” “may,” “outlook,” “plan,” “potential,” “predict,” “project,” and similar terms and phrases are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. The Company cannot assure investors that future developments affecting the Company will be those that it has anticipated. Actual results may differ materially from these expectations due to risks relating to the effect of economic uncertainty, risks associated with our substantial outstanding indebtedness of $2.8 billion, changes in customer demand, risks relating to our failure to adequately maintain security and prevent unauthorized access to electronic and other confidential information, increased competition including internet-based competition from other retailers, risks relating to our reliance on foreign suppliers, risks relating to how well we manage our business, risks related to our ability to open new stores and increase comparable store sales growth, damage to the reputation of the Michaels brand or our private and exclusive brands, risks associated with executing or integrating an acquisition, a business combination or major business initiative, and other risks and uncertainties including those identified under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission (“SEC”), which is available at www.sec.gov, and other filings that the Company may make with the SEC in the future. If one or more of these risks or uncertainties materialize, or if any of the Company’s assumptions prove incorrect, the Company’s actual results may vary in material respects from those projected in these forward-looking statements. Any forward-looking statement made by the Company in this news release speaks only as of the date on which the Company makes it. Factors or events that could cause the Company’s actual results to differ may emerge from time to time, and it is not possible for the Company to predict all of them. The Company does not undertake and specifically disclaims any obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by any applicable securities laws.

About The Michaels Companies, Inc.:

The Michaels Companies, Inc. is North America’s largest specialty provider of arts, crafts, framing, floral, wall décor, and seasonal merchandise for the hobbyist and do-it-yourself home decorator. As of October 29, 2016, the Company owned and operated 1,368 stores in 49 states and Canada under the brands Michaels, Aaron Brothers, and Pat Catan’s. The Michaels Companies, Inc., also owns Artistree, a manufacturer of high quality custom and specialty framing merchandise, and Darice, a premier wholesale distributor in the craft, gift and decor industry. The Michaels Companies, Inc. produces a number of exclusive private brands including Recollections®, Studio Decor™, Bead Landing®, Creatology®, Ashland®, Celebrate It®, Art Minds®, Artist’s Loft®, Craft Smart®, Loops & Threads®, Make Market®, Foamies®, LockerLookz®, and Sticky Sticks®. Learn more about Michaels at www.michaels.com.

The Michaels Companies, Inc.
Consolidated Statements of Comprehensive Income
(Unaudited)

	13 Weeks Ended		39 Weeks Ended
	October 29,	October 31,	October 29,	October 31,
(in thousands, except per share data)	2016	2015	2016	2015
Net sales	$1,227,206	$1,168,423	$3,446,438	$3,230,293
Cost of sales and occupancy expense	760,598	702,825	2,124,383	1,949,577
Gross profit	466,608	465,598	1,322,055	1,280,716
Selling, general and administrative	318,580	308,704	939,093	879,974
Store pre-opening costs	1,704	1,042	4,238	4,326
Operating income	146,324	155,852	378,724	396,416
Interest expense	31,538	33,840	95,711	105,967
Losses on early extinguishments of debt and refinancing costs	6,887	—	7,292	6,072
Other expense, net	259	112	188	171
Income before income taxes	107,640	121,900	275,533	284,206
Provision for income taxes	31,181	45,103	92,692	104,960
Net income	$76,459	$76,797	$182,841	$179,246

Other comprehensive income, net of tax:
Foreign currency translation adjustment and other	(3,650)	88	5,800	(2,819)
Comprehensive income	$72,809	$76,885	$188,641	$176,427

Earnings per common share:
Basic	$0.37	$0.37	$0.88	$0.86
Diluted	$0.37	$0.37	$0.88	$0.85
Weighted-average common shares outstanding:
Basic	203,864	207,323	205,580	206,629
Diluted	205,313	209,510	207,293	209,325

The following table sets forth the percentage relationship to net sales of each line item of our unaudited consolidated statements of comprehensive income:

	13 Weeks Ended		39 Weeks Ended
	October 29,	October 31,	October 29,	October 31,
	2016	2015	2016	2015
Net sales	100.0%	100.0%	100.0%	100.0%
Cost of sales and occupancy expense	62.0	60.2	61.6	60.4
Gross profit	38.0	39.8	38.4	39.6
Selling, general and administrative	26.0	26.4	27.2	27.2
Store pre-opening costs	0.1	0.1	0.1	0.1
Operating income	11.9	13.3	11.0	12.3
Interest expense	2.6	2.9	2.8	3.3
Losses on early extinguishments of debt and refinancing costs	0.6	—	0.2	0.2
Other expense, net	—	—	—	—
Income before income taxes	8.8	10.4	8.0	8.8
Provision for income taxes	2.5	3.9	2.7	3.2
Net income	6.2%	6.6%	5.3%	5.5%

The Michaels Companies, Inc.
Consolidated Balance Sheets
(Unaudited)

	October 29,	January 30,	October 31,
(in thousands, except per share data)	2016	2016	2015*
ASSETS
Current Assets:
Cash and equivalents	$149,970	$409,391	$114,746
Merchandise inventories	1,394,092	1,002,607	1,277,053
Prepaid expenses and other	85,681	77,000	85,709
Accounts receivable, net	36,927	9,484	9,337
Income tax receivables	26,757	1,231	19,566
Total current assets	1,693,427	1,499,713	1,506,411
Property and equipment, at cost	1,759,229	1,661,234	1,645,328
Less accumulated depreciation and amortization	(1,347,027)	(1,282,727)	(1,259,921)
Property and equipment, net	412,202	378,507	385,407
Goodwill	119,074	94,290	94,290
Other intangible assets, net	24,457	471	488
Deferred income taxes	30,293	40,399	41,457
Other assets	12,016	9,897	10,480
Total assets	$2,291,469	$2,023,277	$2,038,533

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current Liabilities:
Accounts payable	$714,198	$457,704	$557,170
Accrued liabilities and other	378,270	377,606	370,671
Current portion of long-term debt	24,900	24,900	24,900
Income taxes payable	—	44,640	6,285
Total current liabilities	1,117,368	904,850	959,026
Long-term debt	2,734,758	2,744,942	2,897,367
Other liabilities	98,866	97,580	92,065
Total liabilities	3,950,992	3,747,372	3,948,458

Stockholders’ Deficit:
Common Stock, $0.06775 par value, 350,000 shares authorized; 204,584 shares issued and outstanding at October 29, 2016; 208,996 shares issued and outstanding at January 30, 2016; and 208,922 shares issued and outstanding at October 31, 2015	13,703	13,979	13,970
Additional paid-in-capital	468,627	592,420	582,833
Accumulated deficit	(2,125,597)	(2,308,438)	(2,492,104)
Accumulated other comprehensive loss	(16,256)	(22,056)	(14,624)
Total stockholders’ deficit	(1,659,523)	(1,724,095)	(1,909,925)
Total liabilities and stockholders’ deficit	$2,291,469	$2,023,277	$2,038,533

*Certain reclassifications of the amounts for fiscal 2015 have been made to conform to the presentation for fiscal 2016.

The Michaels Companies, Inc.
Consolidated Statements of Cash Flows
(Unaudited)

	39 Weeks Ended
	October 29,	October 31,
(in thousands)	2016	2015*
Cash flows from operating activities:
Net income	$182,841	$179,246
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	86,679	85,382
Share-based compensation	11,884	9,483
Debt issuance costs amortization	5,308	6,455
Accretion of long-term debt, net	(217)	(98)
Deferred income taxes	10,106	7,553
Losses on early extinguishments of debt and refinancing costs	7,292	6,072
Losses on disposition of property and equipment	56	—
Excess tax benefits from share-based compensation	(7,485)	(14,039)
Changes in assets and liabilities, excluding acquired net assets:
Merchandise inventories	(306,925)	(318,365)
Prepaid expenses and other	(7,554)	(13,583)
Accounts receivable	(4,764)	3,415
Other assets	(353)	(43)
Accounts payable	233,266	119,064
Accrued interest	6,716	5,345
Accrued liabilities and other	(18,613)	(34,540)
Income taxes	(63,001)	(22,412)
Other liabilities	1,280	(1,065)
Net cash provided by operating activities	136,516	17,870

Cash flows from investing activities:
Additions to property and equipment	(82,163)	(89,726)
Acquisition of Lamrite West, net of cash acquired	(151,100)	—
Purchase of long-term investment	(1,325)	(5,000)
Net cash used in investing activities	(234,588)	(94,726)

Cash flows from financing activities:
Payment of PIK notes	—	(184,467)
Payments on term loan credit facility	(12,450)	(18,675)
Borrowings on asset-based revolving credit facility	42,000	45,040
Payments on asset-based revolving credit facility	(42,000)	(45,040)
Payment of debt issuance costs	(11,542)	—
Payment of dividends	(415)	(492)
Proceeds from stock options exercised	15,860	21,398
Excess tax benefits from share-based compensation	7,485	14,039
Common stock repurchased	(160,287)	(20,428)
Other financing activities	—	1,932
Net cash used in financing activities	(161,349)	(186,693)

Net change in cash and equivalents	(259,421)	(263,549)
Cash and equivalents at beginning of period	409,391	378,295
Cash and equivalents at end of period	$149,970	$114,746

*Certain reclassifications of the amounts for fiscal 2015 have been made to conform to the presentation for fiscal 2016.

The Michaels Companies, Inc.
Summary of Operating Data
(Unaudited)

The following table sets forth certain of our unaudited operating data:

	13 Weeks Ended		39 Weeks Ended
	October 29,	October 31,	October 29,	October 31,
	2016	2015	2016	2015
Michaels stores:
Open at beginning of period	1,209	1,186	1,196	1,168
New stores	14	10	30	29
Relocated stores opened	4	4	14	17
Closed stores	(2)	—	(5)	(1)
Relocated stores closed	(4)	(4)	(14)	(17)
Michaels stores open at end of period	1,221	1,196	1,221	1,196

Aaron Brothers stores:
Open at beginning of period	112	118	117	120
Closed stores	—	—	(5)	(2)
Aaron Brothers stores open at end of period	112	118	112	118

Pat Catan's stores:
Open at beginning of period	35	—	—	—
Acquired stores	—	—	32	—
New stores	—	—	3	—
Pat Catan's stores open at end of period	35	—	35	—

Total store count at end of period	1,368	1,314	1,368	1,314

Other Operating Data:
Average inventory per Michaels store (in thousands)[1]	$1,040	$1,041	$1,040	$1,041
Comparable store sales	-2.0%	1.5%	-0.2%	1.1%
Comparable store sales, at constant currency	-2.0%	3.1%	0.1%	2.5%

[1] The calculation of average inventory per Michaels store excludes our Aaron Brothers and Pat Catan's stores.

The Michaels Companies, Inc.
Reconciliation of Adjusted EBITDA (Excluding losses on early extinguishments of debt and refinancing costs)
(Unaudited)

	13 Weeks Ended		39 Weeks Ended
	October 29,	October 31,	October 29,	October 31,
(in thousands)	2016	2015	2016	2015
Net cash provided by operating activities	$160,940	$100,941	$136,516	$17,870
Depreciation and amortization	(28,211)	(29,433)	(86,679)	(85,382)
Share-based compensation	(5,294)	(3,258)	(11,884)	(9,483)
Debt issuance costs amortization	(1,548)	(2,089)	(5,308)	(6,455)
Accretion of long-term debt, net	93	32	217	98
Deferred income taxes	(9,487)	(1,039)	(10,106)	(7,553)
Losses on early extinguishments of debt and refinancing costs	(6,887)	—	(7,292)	(6,072)
Losses on disposition of property and equipment	(21)	—	(56)	—
Excess tax benefits from share-based compensation	214	1,087	7,485	14,039
Changes in assets and liabilities	(33,340)	10,556	159,948	262,184
Net income	76,459	76,797	182,841	179,246
Interest expense	31,538	33,840	95,711	105,967
Losses on early extinguishments of debt and refinancing costs	6,887	—	7,292	6,072
Provision for income taxes	31,181	45,103	92,692	104,960
Depreciation and amortization	28,211	29,433	86,679	85,382
Interest income	(68)	(46)	(521)	(226)
EBITDA (excluding losses on early extinguishments of debt and refinancing costs)	174,208	185,127	464,694	481,401
Adjustments:
Share-based compensation	5,294	3,258	11,884	9,483
Severance costs	2,181	331	3,101	1,493
Store pre-opening costs	1,716	1,059	4,284	4,369
Store remodel costs	905	315	895	2,142
Foreign currency transaction losses	146	137	694	114
Store closing costs	924	449	3,076	88
Lamrite integration costs	1,586	—	7,605	—
Other (a)	898	436	2,424	2,912
Adjusted EBITDA	$187,858	$191,112	$498,657	$502,002

(a) Other adjustments primarily relate to items such as moving and relocation expenses, franchise taxes, sign on bonuses, and certain legal expenses.

The Michaels Companies, Inc.
Reconciliation of GAAP basis to Adjusted operating income, Adjusted net income and Adjusted earnings per share
(Unaudited)

	13 Weeks Ended		39 Weeks Ended
	October 29,	October 31,	October 29,	October 31,
(In thousands, except per share)	2016	2015	2016	2015
Operating income	$146,324	$155,852	$378,724	$396,416
Add: Non-recurring, inventory-related purchase accounting adjustments (a)	691	—	2,906	—
Add: Non-recurring integration expenses (b)	1,586	—	7,605	—
Adjusted operating income	$148,601	$155,852	$389,235	$396,416

Net income	$76,459	$76,797	$182,841	$179,246
Add: Non-recurring, inventory-related purchase accounting adjustments (a)	691	—	2,906	—
Add: Non-recurring integration expenses (b)	1,586	—	7,605	—
Add: Losses on early extinguishments of debt and refinancing costs (c)	6,887	—	7,292	6,072
Less tax adjustment for above add-backs (d)	(3,533)	—	(6,889)	(2,338)
Adjusted net income	$82,090	$76,797	$193,755	$182,980

Earnings per common share, diluted	$0.37	$0.37	$0.88	$0.85
Adjusted earnings per common share, diluted	$0.40	$0.37	$0.93	$0.87

(a) Excludes non-recurring, inventory-related purchase accounting adjustments related to the acquisition of Lamrite West.
(b) Excludes non-recurring integration expenses related to the acquisition of Lamrite West.
(c) Eliminates the loss on early extinguishments of debt and refinancing costs
(d) Adjusts for the tax impact of integration costs and purchase accounting adjustments related to the acquisition of Lamrite West and loss on early extinguishments of debt and refinancing costs.

CONTACT:
Investor Contacts:
The Michaels Companies, Inc.
Kiley F. Rawlins, CFA, 972-409-7404
Kiley.Rawlins@michaels.com
or
ICR, Inc.
Farah Soi / Anne Rakunas, 203-682-8200
Farah.Soi@icrinc.com / Anne.Rakunas@icrinc.com
or
Financial Media Contact:
ICR, Inc.
Jessica Liddell, 203-682-8200
Julia Young, 203-682-8208
Michaels@icrinc.com